EXHIBIT 3.1E

                         ARTICLES OF INCORPORATION OF
                           HOLLYWOOD PROPERTY, INC.

                                  ARTICLE I

            The name of this corporation is Hollywood Property, Inc. (the "Corporation").

                                  ARTICLE II

            The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                  ARTICLE III

            The initial agent for service of process shall be Prentice-Hall Corporation System, Inc.

                                  ARTICLE IV

            This Corporation is authorized to issue one class of shares. The total number of shares which this Corporation is authorized to issue is 1,000, par value $.01.

                                   ARTICLE V

            The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                  ARTICLE VI

            The Corporation is authorized to provide indemnification of agents, as that term is defined in Section 317 of the California General Corporation Law, in excess of that expressly permitted by said Section 317 for those agents of the Corporation for breach of duty to the Corporation and its shareholders, under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, to the fullest extent such indemnification may be authorized hereby, subject to the limits on such excess indemnification set forth in Section 204 of the California General Corporation Law. The Corporation is further authorized to provide insurance for agents as set forth in Section 317 of the California Corporations Code, provided that, in cases where the corporation owns all or a portion of the shares of the company issuing the insurance policy, the company and/or the policy must meet one of the two sets of conditions set forth in
Section 317, as amended.



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            Any repeal or modification of the foregoing provisions of this
Article VI by the shareholders of this Corporation shall not adversely affect any right or protection of an agent of this Corporation existing at the time of such repeal or modification.

            Dated: July 17, 1990



                                    /s/ Garry B. Watzke
                                    -------------------
                                        Garry B. Watzke
                                        Incorporator





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